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                                                                   Exhibit 99

                    [CALIFORNIA FEDERAL BANK LETTERHEAD]           NEWS RELEASE

Contact:    JAMES F. HURLEY  (213) 930-9750
            FRANK W. MOORE   (213) 932-4203

                  CALIFORNIA FEDERAL BANK ANNOUNCES RESULTS OF
                      SERIES A PREFERRED STOCK CONVERSION


LOS ANGELES, Calif., June 6, 1996 -- California Federal Bank, FSB, the wholly-owned subsidiary of Cal Fed Bancorp Inc. (NYSE:CAL), today said that 18,820 shares of its 7-3/4 percent Noncumulative Convertible Preferred Stock, Series A, (NYSE:CALPR) were delivered for and converted into 23,336 shares of Cal Fed Bancorp Inc. common stock.

         As previously announced, all of the remaining 3,721,180 outstanding shares of the Series A preferred stock will be redeemed by the Bank on June 14, 1996, at a redemption price of $25.00 per share plus a dividend of $0.398264 per share for the period of April 1, 1996, to the June 14, 1996, redemption date.

         The right to convert the Series A preferred stock into Cal Fed
Bancorp Inc. common stock, rather than receive the combined cash redemption and dividend, expired Tuesday, June 4, 1996. Each share of the Series A preferred stock was convertible into 1.24 shares of Cal Fed Bancorp Inc.

                                     -more-
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common stock, which was equivalent to a conversion price of $20.16 per common share.

         California Federal Bank, FSB, is the wholly-owned subsidiary of Cal Fed Bancorp Inc. and is one of the nation's largest publicly-traded savings institutions. The Bank provides retail and business banking services through 125 savings and lending offices in California and Nevada.


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